                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                          U.S. FRANCHISE SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 CLASS A COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  902956 30 9
                             ---------------------
                                 (CUSIP Number)


                                 March 10, 1999
                             ---------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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

-------------------------
CUSIP NO. 902956 30 9                       13G
-------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               H Suites Associates

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

               Illinois

--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER
          NUMBER
                                               0
        OF SHARES
                          ------------------------------------------------------
       BENEFICIALLY           6        SHARED VOTING POWER

         OWNED BY                              0

           EACH           ------------------------------------------------------

         REPORTING            7        SOLE DISPOSITIVE POWER

          PERSON                               0
                          ------------------------------------------------------
           WITH               8        SHARED DISPOSITIVE POWER

                                               0
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               0

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           [ ]

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).
               0

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON
               PN

--------------------------------------------------------------------------------


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


                  ONLY THOSE ITEMS AMENDED ARE REPORTED HEREIN

     Unless otherwise defined, all capitalized terms used herein shall have the meanings assigned to them in the initial Schedule 13G filed by the Reporting Person.

This statement constitutes Amendment No. 1 to the Statement on Schedule 13G filed March 23, 1998 on behalf of H Suites Associates (the "Reporting Person") in connection with its beneficial ownership of the Class A Common Stock, $.01 par value per share (the "Shares"), of U.S. Franchise Systems, Inc., a Delaware corporation (the "Company").


Item 4. Ownership. Item 4 is hereby amended and restated in its entirety to read as follows:

     (a)  Amount Beneficially Owned as of March 10, 1999:

          0 shares of Class A Common Stock

     (b)  Percent of Class:

          0%

     (c)  Number of Shares as to which such person has:

          (i)   sole power to vote or to direct the vote:  0

          (ii)  shared power to vote or to direct the vote:  0

          (iii) sole power to dispose or to direct the disposition of:  0

          (iv)  shared power to dispose or to direct the disposition of:  0


Item 5. Ownership of Five Percent or Less of a Class. Item 5 is hereby amended and restated in its entirety to read as follows:

          If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [x].



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


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Date:  March 11, 1999

               H SUITES ASSOCIATES, an Illinois joint venture

                    By:  Meridian Associates, L.P., its managing venturer

                         By:  Meridian Investments, Inc., its general partner


                              By: /s/ Glen Miller
                                 ---------------------------
                                 Glen Miller, Vice President




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